Exhibit 3.2

STATE OF DELAWARE
CERTIFICATE OF CORRECTION
FILED TO CORRECT A CERTAIN ERROR
IN THE CERTIFICATE OF LIMITED PARTNERSHIP
FILED IN THE OFFICE OF THE
SECRETARY OF STATE OF DELAWARE
ON MAY 10, 2005

     Ensource Energy Income Fund, LP, a limited partnership organized and existing under and by virtue of the Revised Uniform Limited Partnership Act of the State of Delaware.

     DOES HEREBY CERTIFY:

1.	The name of the limited partnership is Ensource Energy Income Fund, LP.

2.	That a Certificate of Limited Partnership was filed by the Secretary of State of Delaware on May 10, 2005, and that said Certificate requires correction as permitted by Section 17-213 of the Revised Uniform Limited Partnership Act of the State of Delaware.

3.	The inaccuracy or defect of said Certificate to be corrected is as follows:

The name of the limited partnership is incorrectly stated in the introductory paragraph as well as in paragraph 1.

4.	The introductory paragraph is corrected to read as follows:

“This Certificate of Limited Partnership of Ensource Energy Income Fund LP (the “Partnership”) is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.”

5.	Paragraph 1 of the Certificate is corrected to read as follows:

“The name of the Partnership is: Ensource Energy Income Fund LP.”

     IN WITNESS WHEREOF, said Ensource Energy Income Fund LP has caused this certificate to be signed by Scott W. Smith, the President of Ensource Energy Company LLC, the general partner of the Partnership’s General Partner, Ensource Energy Partners, LP, this 21st day of June, 2005.

ENSOURCE ENERGY PARTNERS, LP

By:	ENSOURCE ENERGY COMPANY LLC,
its General Partner

By:	/s/ Scott W. Smith

Scott W. Smith, President